Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and to the use of our report dated September 12, 2006 with respect to the combined financial statements and schedule of Meruelo Maddux Properties Predecessor, and our report dated September 15, 2006 with respect to the consolidated balance sheet of Meruelo Maddux Properties, Inc. and Subsidiary as of September 14, 2006, both included in Amendment No. 3 to the Registration Statement (Form S-11 No. 333-137457) and related Prospectus of Meruelo Maddux Properties, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

December 15, 2006